Exhibit 5
                                    ---------

                                  March 2, 1999


Epitope, Inc.
8505 S.W. Creekside Place
Beaverton, Oregon 97008

              Subject:         Epitope, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

         Reference is made to the registration statement on Form S-8 ("Registration Statement") to be filed by Epitope, Inc., an Oregon corporation ("Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, an additional 250,000 shares (the "Registered Shares") of the Company's common stock, no par value ("Common Stock"), to be issued in connection with the Company's 1993 Employee Stock Purchase Plan, as amended (the "1993 Plan").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and other documents as we have deemed necessary or relevant as a basis for the opinion set forth herein.

         Based on the foregoing, it is our opinion that:

              1. The 1993 Plan has been duly adopted and approved by all necessary corporate action.

              2. When the Registered Shares are issued and sold by the Company as provided in the 1993 Plan while the Registration Statement is effective, and when payment for such shares to the extent and in the manner required by the 1993 Plan is received by the Company, the Registered Shares will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion in the Registration Statement and in any amendments thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                       Very truly yours,

                                       MILLER, NASH, WIENER, HAGER & CARLSEN LLP